EXECUTION COPY

                   [FORM OF CONVERTIBLE SENIOR SECURED NOTE]

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS ("BLUE SKY LAWS"). THE HOLDER OF THIS NOTE MAY NOT TRANSFER THIS NOTE OR THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS NOTE WITHOUT SUCH REGISTRATION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE BLUE SKY LAWS. THE HOLDER OF THIS NOTE MAY ONLY TRANSFER IT IN ACCORDANCE WITH AND SUBJECT TO THE TERMS OF THIS NOTE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(d)(iv) AND 17(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(d)(iv) OF THIS NOTE.

                         CONVERTIBLE SENIOR SECURED NOTE

Issuance Date: _________, 2003                       Principal: U.S. $__________

     FOR VALUE RECEIVED, Midwest Express Holdings, Inc., a Wisconsin corporation (the "Company"), Midwest Airlines, Inc., a Wisconsin corporation and wholly-owned subsidiary of the Company ("Midwest"), Skyway Airlines, Inc., a Delaware corporation and wholly-owned subsidiary of Midwest ("Skyway"), and YX Properties, LLC, a Nebraska limited liability company and an indirect subsidiary of the Company ("YX") (Midwest, Skyway, and YX are referred to herein as the "Co-Borrowers"), jointly and severally, hereby promise to pay to the order of _________________ or registered assigns ("Holder") the aggregate amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the rate of 6.75% per annum, subject to adjustment pursuant to Section 2 (the "Interest Rate"), from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Senior Secured Note (including all Convertible Senior Secured Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Convertible Senior Secured Notes being issued pursuant to the Securities Purchase Agreement (as defined herein) on the Issuance Date or on the Second Closing Date (as defined in the Securities Purchase Agreement), if any are issued on the Second Closing Date (collectively, this Note and all of the other Convertible Senior Secured Notes issued pursuant to the Securities Purchase Agreement are the "Notes," and all such other Convertible Senior Secured Notes are, collectively, the "Other Notes"). The Holder and the holders of the Other Notes are collectively referred to as the "Holders." Certain other capitalized terms are defined in Section 27.

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     (1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company, and the Company and the Co-Borrowers shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and any accrued and unpaid Late Charges, if any. The "Maturity Date" shall be October 1, 2008, except as may be extended at the option of the Holder
(a) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (b) through the date that is ten
(10) calendar days after the consummation of a Change of Control (as defined in Section 5(a)) in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(a)) is delivered prior to the Maturity Date.

     (2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be paid to the record Holder on April 1st and October 1st each year, beginning on April 1st, 2004 (each an "Interest Date"). Interest shall be payable on each Interest Date in cash. From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 8.75% per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

     (3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company's common stock, par value $.01 per share (the "Common Stock"), together with any associated Rights (as defined in the Securities Purchase Agreement), on the terms and conditions set forth in this Section 3.

          (a) Holder's Conversion Right. The Holder shall be entitled to convert any portion of the outstanding and unpaid Principal of this Note into fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law) shares of Common Stock, together with any associated Rights, at any time (other than as expressly provided for herein) in accordance with the applicable provisions of Section 3(d), at the Conversion Rate (as defined below).

          (b) Company's Conversion Right. If the Conditions to Company Conversion (as set forth in Section 3(e)) are satisfied or waived in writing by the Holder, the Company shall be entitled to convert all but not less than all of the aggregate outstanding and unpaid Principal of the Notes (including this Note) into fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law) shares of Common Stock, together with any associated Rights, at any time after October 1, 2006, but only if the Closing Price (as defined herein) of the Common Stock has been at least 300% of the Conversion Price (as defined herein) for each Trading Day (as defined herein) in the 20 consecutive Trading Day period immediately preceding, and not including, the date the Company provides the Company Conversion Notice (as defined herein) in accordance with Section 3(d)(ii) (the

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     "Company Conversion Measuring Period"). Any such conversion shall be effected in accordance with the applicable provisions of Section 3(d).

          (c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount (as defined herein) pursuant to
     Section 3(a) or Section 3(b) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

               (i) "Conversion Amount" means the portion of the Principal of this Note to be converted.

               (ii) "Conversion Price" means, as of any Holder Conversion Date (as defined below) or Company Conversion Date (as defined below), as the case may be, or other date of determination, and subject to adjustment as provided herein, $5.00 per share of Common Stock.

          (d) Mechanics of Conversion. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the conversion would otherwise result in the issuance of a fraction of a share of Common Stock, then the Company shall round such fraction of a share of Common Stock to the nearest whole share of Common Stock (with 1/2 share or greater being rounded up, and less than 1/2 share being rounded down). The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery to the Holder of Common Stock upon conversion of any Conversion Amount. The shares of Common Stock issued or issuable upon conversion of this Note are referred to as "Conversion Shares."

               (i) Optional Conversion by Holder. To convert any Conversion Amount into shares of Common Stock on any date (a "Holder Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Holder Conversion Notice") to the Company and (B) if required by Section 3(d)(iv), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Business Day (as defined herein) following the date of receipt of a Holder Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Holder Conversion Notice to the Holder and the Transfer Agent (as defined herein). On or before the second (2nd) Business Day following the date of receipt of a Holder Conversion Notice (the "Holder Share Delivery Date"), the Company shall (X) issue and forward via overnight delivery service to the address as specified in the Holder Conversion Notice a certificate, registered in the name of the Holder or its designee, for the Conversion Shares, or (Y) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, upon the request of the Holder, credit such Conversion Shares to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Conversion Amount, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note

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          (the "Holder Note Delivery Date"), and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. The Person or Persons (each as defined herein) entitled to receive Conversion Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Holder Conversion Date.

               (ii) Mandatory Conversion by Company. To convert any Conversion Amount into shares of Common Stock on any date permitted under Section 3(b) (a "Company Conversion Date"), the Company shall transmit by facsimile (or otherwise send) to the Holder not later than 5:00 p.m., New York City Time, on such date a notice of such conversion (the "Company Conversion Notice"). If required by Section 3(d)(iv), the Holder shall be required to surrender this Note to the Company prior to receiving the Conversion Shares. On or before the second (2nd) Business Day following the Company's receipt of this Note, or on or before the second (2nd) Business Day following the Company Conversion Date if the Holder is not required to surrender this Note pursuant to
          Section 3(d)(iv) (either of such dates, as applicable, being the "Company Share Delivery Date"), the Company shall (x) issue and forward via overnight delivery service to the address of the Holder set forth in the Note Register (as defined herein) a certificate, registered in the name of the Holder or its designee, for the Conversion Shares, or (y) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, upon the request of the Holder, credit such Conversion Shares to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission System. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Conversion Amount, then the Company shall as soon as practicable and in no event less than three (3) Business Days after receipt of this Note (the "Company Note Delivery Date"), and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive Conversion Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Company Conversion Date.

               (iii) Company's Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount or to issue a new Note (in accordance with Section 17(d)) representing the Principal not converted, in each case on or prior to the date which is three (3) Business Days after, as applicable, the Holder Share Delivery Date or the Company Share Delivery Date (in each case, a "Conversion Failure"), then (A) the Company shall pay damages ("Late Charges") to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the applicable Holder Share Delivery Date or Company Share Delivery Date and to which the Holder is entitled and, in the event the Company has failed to deliver a new Note to the Holder on or prior to the applicable Holder Note Delivery Date or Company Note Delivery Date, the number of shares of Common Stock issuable upon conversion of the Conversion Amount represented by such new Note, as of the applicable Holder Note Delivery Date

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          or Company Note Delivery Date, and (II) the Closing Price of the
          Common Stock on the applicable Holder Share Delivery Date or Company Share Delivery Date, in the case of the failure to deliver Common Stock, or the applicable Holder Note Delivery Date or Company Note Delivery Date, in the case of failure to deliver a new Note and (B) in connection with a Holder Conversion Notice delivered by the Holder pursuant to Section 3(a), the Holder, upon written notice to the Company, may void its Holder Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Holder Conversion Notice; provided that the voiding of a Holder Conversion Notice shall not affect the Company's and the Co-Borrowers' obligations to make any payments that have accrued prior to the date of such notice pursuant to this Section 3(d)(iii) or otherwise.

               (iv) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Holder Conversion Notice delivered by such Holder) requesting physical surrender and reissue of this Note. The Company shall maintain records (the "Note Register") showing the name, address and contact information with respect to the Holder, the Principal, Interest and Late Charges with respect to the Note, and the Conversion Amounts and the dates of any conversions, or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion, and such records or such other method, as applicable, shall be definitive in determining the outstanding Principal amount of this Note.

               (v) Payment of Accrued Interest. Not later than (A) the third
          (3rd) Business Day after the Holder Conversion Date in the event of a conversion pursuant to Section 3(a), and (B) the Company Conversion Date in the event of a conversion pursuant to Section 3(b), the Company and the Co-Borrowers shall pay to the Holder the amount of any Interest that has accrued and has not been previously paid with respect to the Note, or any portion thereof being converted, as applicable, from the last Interest Date prior to the Holder Conversion Date or the Company Conversion Date, as applicable, to, but not including, the Holder Conversion Date or the Company Conversion Date, as applicable.

               (vi) Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

               (vii) Limitations on Conversion.

                    (A) The Company shall not effect any conversion of this
               Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that, after giving effect to such conversion, the Holder (together with the Holder's

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               affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (I) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (II) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Without limiting the preceding sentence, for purposes of this Section 3(d)(vii), beneficial ownership shall be calculated in accordance with
               Section 13(d) of the Securities Exchange Act of 1934, as amended. By written notice to the Company, the Holder may waive the provisions of this Section 3(d)(vii)(A), but any such waiver will not be effective until the sixty first (61st) calendar day after such notice is delivered to the Company, and any such waiver will apply only to the Holder and not to any holder of Other Notes.

                    (B) The Company shall not effect any conversion of this
               Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that, after giving effect to such conversion, the Holder (together with the Holder's affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (I) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (II) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Without limiting the preceding sentence, for purposes of this
               Section 3(d)(vii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                    (C) For purposes of this Section 3(d)(vii), in determining the number of outstanding shares of Common Stock, the

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               parties may rely on the number of outstanding shares of Common
               Stock as reflected in (I) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (II) a more recent public announcement by the Company or (III) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

          (e) Conditions to Company Conversion. For purposes of this Section 3, "Conditions to Company Conversion" means the following conditions: (i) on each day during the Company Conversion Measuring Period and until the Company Conversion Date, no Grace Period as defined in the Registration Rights Agreement (as defined herein) shall be in effect and either (x) the Registration Statement required pursuant to the Registration Rights Agreement shall be effective and available for the sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws, (ii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statement required pursuant to the Registration Rights Agreement not to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (iii) on each day during the Company Conversion Measuring Period and until the Company Conversion Date, the Common Stock is designated for quotation on the NYSE (as defined herein), the Nasdaq National Market, the Nasdaq SmallCap Market or the AMEX (as defined herein) and shall not then be delisted or suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market then be threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iv) to the knowledge of the Company, there is no Change of Control pending, and to the knowledge of the Company, there is no outstanding offer or proposal for a merger or other business combination involving the Company or any of its subsidiaries that the Company has reason to believe is likely to lead to a Change of Control; and (v) during the period beginning on September 29, 2003 and ending on and including the date immediately preceding the Company Conversion Date, there shall have been no Conversion Failure other than a Conversion Failure that the Company has cured by delivery of the required number of shares of Common Stock or a new Note (in accordance with Section 17(d)), as applicable, within five (5) Business Days after the applicable Holder Conversion Date or Company Conversion Date.

     (4) RIGHTS UPON EVENT OF DEFAULT.

          (a) Events of Default. Each of the following events shall constitute an "Event of Default":

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               (i) any Event of Default shall have occurred and be continuing under, and as defined in, the Security Agreement or the Mortgage;

               (ii) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock or a new Note (in accordance with Section 17(d)), as applicable, within ten
          (10) Business Days after the applicable Holder Conversion Date or Company Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

               (iii) the Company's and the Co-Borrowers' failure to pay to the Holder (A) any amount of Principal when and as due under this Note, or
          (B) any amount of Interest or Late Charges for a period of more than three (3) Business Days after such amount is due under this Note, or
          (C) any other amount due under this Note, the Security Agreement or the Mortgage for a period of more than five (5) Business Days after notice of such nonpayment has been received by the Company;

               (iv) any default under, redemption at the option of the holder prior to maturity of or acceleration prior to maturity (A) of any indebtedness for borrowed money of the Company or any of the Co-Borrowers in aggregate principal amount in excess of $1.5 million or (B) of any Other Notes;

               (v) the Company or any of the Co-Borrowers, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

               (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of the Co-Borrowers in an involuntary case, (B) appoints a Custodian of the Company or any of the Co-Borrowers or (C) orders the liquidation of the Company or any of the Co-Borrowers;

               (vii) a final judgment or judgments for the payment of money aggregating in excess of $7,500,000 are rendered against the Company or any of the Co-Borrowers and which judgments are not, within sixty
          (60) calendar days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $7,500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider to the effect that such judgment is covered by insurance or an indemnity and the Company or the applicable Co-

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          Borrower will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

               (viii) any material breach by the Company or any of the Co-Borrowers of any representation, warranty, covenant or other term or condition of this Note, the Security Agreement or the Mortgage, except, in the case of a breach which is curable, only if such breach is not cured within ten (10) calendar days;

               (ix) any failure of the Company (A) after the time the First Closing (as defined in the Securities Purchase Agreement) proceeds are released to the Company from escrow under the Escrow Agreement (as defined herein) and ending on the Second Closing Date, if the Second Closing (as defined in the Securities Purchase Agreement) occurs, or for the period during which any portion of this Note is outstanding, if the Second Closing does not occur, to maintain a minimum Unrestricted Cash Balance (as defined herein) equal to no less than $25,000,000 as of each month end and equal to no less than $17,500,000 at all times (the "First Restricted Period"), provided that if the First Closing proceeds released to the Company from escrow under the Escrow Agreement in respect of the principal amount of Notes are less than $15,000,000, then the dollar amounts set forth in this clause (A) shall be reduced by an amount equal to the product of 1.5 times the amount by which such proceeds are less than $15,000,000, or (B) beginning on the Second Closing Date, if the Second Closing occurs, to maintain a minimum Unrestricted Cash Balance equal to no less than $37,500,000 as of each month end and equal to no less than $30,000,000 at all times (the "Second Restricted Period") for the period during which any portion of this Note is outstanding, provided that if the sum of the First Closing proceeds released to the Company from escrow under the Escrow Agreement in respect of the principal amount of Notes and the Second Closing proceeds is less than $25,000,000, then the dollar amounts set forth in this clause (B) shall be reduced by an amount equal to the product of 1.5 times the amount by which such sum is less than $25,000,000; "Unrestricted Cash Balance" shall mean as of any date of computation, the sum of the aggregate balances of cash and cash equivalents owned by the Company or any Co-Borrower, but excluding in any event any cash or cash equivalent that is subject to any holdback, escrow, deposit, setoff, lien, pledge, security interest, encumbrance, limitation or restriction in favor of or imposed by any Person other than any of the Holders, other than (X) the escrow pursuant to the Escrow Agreement and (Y) ordinary bankers' liens and rights of setoff in favor of the Person maintaining the account where such cash or cash equivalents are maintained (provided that the outstanding obligations secured by any such bankers' liens and rights of setoff are immaterial);

               (x) any failure by the Company to make regularly scheduled payments, in the dollar amounts contemplated by the respective agreements under which such payments are payable, as and when due in respect of (i) indebtedness and lease obligations for the acquisition and use of aircraft, (ii) aircraft fuel invoices, and (iii) employee payroll obligations, but only if such breach is not cured within ten
          (10) calendar days; provided that no such failures shall constitute Events of Default where the aggregate amount of such payments does not exceed $1,000,000 or where the Company

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          has failed to make any such payment because the Company has disputed in good faith the amount of the payment or the obligation to make the payment;

               (xi) any breach or failure in any respect to comply with Section 14;

               (xii) any material breach of the covenants set forth in Section
          4.9 of the Purchase Agreement.

          (b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company and the Co-Borrowers to redeem all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company and the Co-Borrowers pursuant to this Section 4(b) shall be redeemed by the Company and the Co-Borrowers at a price equal to the Principal amount of this Note to be redeemed plus accrued Interest (the "Event of Default Redemption Price"). Redemptions required by this
     Section 4(b) shall be made in accordance with the provisions of Section 11. This Section 4(b) shall be the Holder's sole remedy upon an Event of Default.

     (5) RIGHTS UPON CHANGE OF CONTROL.

          (a) Change of Control. Each of the following events shall constitute a "Change of Control":

               (i) the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

               (ii) the sale or transfer of all or substantially all of the assets of the Company and the Co-Borrowers taken as a whole; or

               (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock.

          (b) Assumption. Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company's assets or Common Stock or any successor resulting from such Change of Control (in each case, an "Acquiring Entity") a written agreement to deliver to each holder of Notes, in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holders, and satisfactory to the holders of Notes representing at least two-thirds of the principal amount of the Notes then outstanding.

          (c) Redemption Right. No sooner than fifteen (15) calendar days nor later than ten (10) calendar days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Change of Control Notice"). At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) calendar days prior to a Change of Control, at any time on or after the date which is ten (10) calendar days prior to a Change of Control and ending ten (10) calendar days after the consummation of such Change of Control), the Holder may require the Company and the Co-Borrowers to redeem all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5(c) shall be redeemed by the Company and the Co-Borrowers at a price equal to 110% of the Principal of this Note being redeemed plus accrued Interest (the "Change of Control Redemption Price"). Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 11.

     (6) ADJUSTMENT OF CONVERSION TERMS UPON CERTAIN CORPORATE EVENTS.

          (a) Adjustments in Case of Stock Split, Distributions of Securities, etc. If and whenever the Company subsequent to the date hereof:

               (i) declares a dividend upon, or makes any distribution in respect of, any of its capital stock payable in shares of Common Stock or Convertible Securities (as defined herein) or Stock Purchase Rights (as defined herein), or

               (ii) splits or otherwise subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

               (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

          then the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction (x) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event, treating as outstanding all shares of Common Stock issuable upon conversions or exchanges of any such Convertible Securities issued in such dividend or distribution and exercises of any such Stock Purchase Rights issued in such dividend or distribution. No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section (6)(a) shall be made to the nearest cent.

          If the terms of both this Section (6)(a) and Section 6(c) would apply to a transaction, then the transaction will be subject to Section 6(c) and not this Section (6)(a).

          (b) Adjustments in Case of Distributions of Cash or Assets. If and whenever the Company subsequent to the date hereof declares a dividend upon, or makes any distribution to all shareholders generally in respect of, any of its capital stock, payable in cash, evidences of indebtedness or assets, then the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction (x) the numerator of which shall be the Closing Price per share of Common Stock on the record date for the determination of shareholders entitled to receive the payment less the then fair market value (as determined in good faith on a reasonable basis by the Board of Directors of the Company, which determination shall be conclusive) as of such record date of the cash, evidences of indebtedness or assets so paid with respect to one share of Common Stock and (y) the denominator of which shall be the Closing Price per share of Common Stock as of such record date; provided, however, that if the then fair market value (as determined in good faith by the Company's Board of Directors, which determination shall be conclusive) so paid with respect to one share of Common Stock is equal to or greater than the Conversion Price per share of Common Stock on the record date, then in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive the cash, evidences of indebtedness or assets that the Holder would have been entitled to receive had this Note been converted into Common Stock in full prior to the record date; and provided further that no adjustment shall be made if the Company issues or distributes to the Holder the cash, evidences of indebtedness or assets that the Holder would have been entitled to receive had this Note been converted into Common Stock in full prior to the record date. No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section (6)(b) shall be made to the nearest cent.

          If the terms of both this Section (6)(b) and Section (6)(c) would apply to a transaction, then the transaction will be subject to Section
     (6)(c) and not this Section (6)(b).

          (c) Adjustment in Case of Consolidation, Merger or Reclassification. If and whenever subsequent to the date hereof the Company shall effect (i) any reorganization or reclassification or recapitalization of the capital stock of the Company, (ii) any consolidation or merger of the Company with or into another Person whether or not the Company is the surviving corporation, (iii) any share exchange to which the Company is a party or
     (iv) the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company (whether in one transaction or a series of transactions) as a result of which holders of Common

     Stock become entitled to receive any Shares (as defined herein) or other securities and/or other assets of the Company, any of its subsidiaries or any other Person (including, without limitation, cash) with respect to or in exchange for Common Stock, there shall thereafter be deliverable upon the conversion of this Note, in lieu of the Conversion Shares theretofore deliverable, the highest number of Shares or other securities and/or other assets (including, without limitation, cash) that would have been deliverable to the Holder had this Note been converted into Common Stock in full immediately prior to, and the Holder participated in, such reorganization, reclassification or recapitalization of capital stock, consolidation or merger, share exchange or sale. If the terms of either Section (6)(a) or (6)(b) and this Section (6)(c) would apply to a transaction, then the transaction will be subject to this Section (6)(c) and not to either Section (6)(a) or (6)(b).

          The Company shall not consummate any transaction subject to this Section (6)(c) unless each Person whose Shares, other securities or other assets will be issued, delivered or paid to the holders of the Common Stock (other than the Company), prior to or simultaneously with the consummation of the transaction, expressly assumes, by a Note Supplement or other document in a form substantially similar hereto, executed and delivered to the Holder, the obligation to deliver to the Holder such Shares, other securities or other assets as, in accordance with the foregoing provisions of this Section (6)(c), the Holder is entitled to receive upon conversion of this Note, and all other obligations and liabilities under this Note, including obligations and liabilities in respect of subsequent adjustments that are required under this Note.

          The above provisions of this Section (6)(c) shall similarly apply to successive reclassifications and changes of Conversion Shares and to successive consolidations, mergers, leases, sales or conveyances, with necessary changes being made and respective differences being taken into account.

          (d) Adjustment in Case of Tender Offer. If the Company consummates a tender or exchange offer (other than an odd lot offer) to acquire Common Stock at a price per share in excess of the Closing Price of a share of Common Stock on the day immediately following the day on which such tender or exchange offer expires, then the Conversion Price in effect immediately prior to the day on which such tender or exchange offer expires shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (i) the denominator shall be the Closing Price of a share of Common Stock on the day immediately prior to the day on which such tender or exchange offer expires and (ii) the numerator shall be the result of dividing (A) an amount equal to (1) the product of the number of shares of Common Stock outstanding and the Closing Price of a share of Common Stock, in each case immediately prior to the day on which such tender or exchange offer expires, minus (2) the aggregate consideration paid by the Company in the tender or exchange offer, by (B) the number of shares of Common Stock outstanding immediately after the day on which such tender or exchange offer expires.

          (e) Adjustment in Case of Subsequent Equity Sales.

               (i) Until August 19, 2005, if and whenever the Company subsequent to the Issuance Date issues or sells any of the following ("Additional Securities"): (A) any Common Stock (other than Common Stock issued pursuant to this Note or the Other

          Notes or Stock Purchase Rights in respect of which an adjustment was previously made under this Section 6(e)(i)) at a price per share less than the then applicable Conversion Price or (B) Convertible Securities or Stock Purchase Rights (other than in the cases referred to in Section 6(a)) entitling any Person to acquire shares of Common Stock at a price per share less than the then applicable Conversion Price, then the Conversion Price shall be adjusted to that price determined by multiplying the then applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock actually outstanding immediately prior to the issuance of such Additional Securities plus the number of shares of Common Stock that the offering price for such Additional Securities would purchase at the then applicable Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock actually outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable. For purposes of calculating such fraction, all shares of Common Stock that are issuable upon conversion, exercise or exchange of those Additional Securities that are Convertible Securities or Stock Purchase Rights shall be deemed actually outstanding immediately after the issuance of such Convertible Securities or Stock Purchase Rights. Subject to
          Section 6(e)(ii), such adjustment shall be made whenever such shares of Convertible Securities or Stock Purchase Rights are issued. However, if any Convertible Securities or Stock Purchase Rights the issuance of which resulted in an adjustment in the Conversion Price pursuant to clause (B) of this Section 6(e)(i) shall expire and shall not have been exercised in full, then, subject to Section 6(e)(ii), the Conversion Price shall immediately upon such expiration be recomputed and be increased to the price that it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 6(e)(i) after the issuance of such Convertible Securities or Stock Purchase Rights) had the adjustment of the Conversion Price made upon the issuance of such Convertible Securities or Stock Purchase Rights been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such Convertible Securities or Stock Purchase Rights actually exercised.

               (ii) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the then applicable Conversion Price; provided, however, that any adjustments that by reason of this Section 6(e)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(e)(ii) shall be made to the nearest cent.

               (iii) This Section 6(e) shall not apply to: (A) the delivery of any of the warrants issued by the Company in August 2003 (the "Warrants"), the operation of the Warrants or the issuance of Common Stock pursuant to the Warrants; (B) the grant of options to the Company's employees in return for their contribution to the Company's restructuring efforts pursuant to the plan the Company announced July 17, 2003 (the "Employee Options"), the operation of the Employee Options or the issuance of Common Stock pursuant to the Employee Options; (C) the grant of options or Common Stock as contemplated by the Company's employee benefit plans or director plans disclosed in the Company's SEC Documents (as defined in the Securities Purchase Agreement), the operation of such plans or the issuance of Common Stock pursuant to such plans; and (D) the issuance of Common Stock in connection with the Concurrent Equity Transaction (as defined in the Securities Purchase Agreement).

     (7) COVENANTS.

          (a) Consolidation of Co-Borrowers. No Co-Borrower may consolidate with, merge with or into (whether or not such Co-Borrower is the surviving Person) or sell or convey all or substantially all of its assets to another Person whether or not affiliated with such Co-Borrower unless:

               (i) subject to this Section 7(a), the Person formed by or surviving any such consolidation or merger (if other than a Co-Borrower or the Company), or the Person purchasing or acquiring all or substantially all of the assets of such Co-Borrower, as applicable, unconditionally assumes pursuant to a duly executed instrument all the obligations of such Co-Borrower under this Note and the Security Agreement (and, if applicable, the Mortgage) on the terms set forth herein and therein; and

               (ii) immediately after giving effect to such transaction, no Event of Default exists.

          In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person of this Note and the due and punctual performance of all of the covenants and conditions of this Note to be performed by the Co-Borrower in question, such successor Person shall succeed to and be substituted for the Co-Borrower with the same effect as if it had been named herein as a Co-Borrower.

          Notwithstanding clauses (i) and (ii) above, nothing contained in this Note shall prevent any consolidation or merger of a Co-Borrower with or into the Company or another Co-Borrower, or shall prevent any sale or conveyance of all or substantially all of the assets of a Co-Borrower to the Company or any other Co-Borrower.

          (b) Redemption Offer Upon and Limitations Respecting Sale of Assets.

               (i) The Company and/or any of the Co-Borrowers may, in arm's length transactions to non-affiliated third parties, sell or otherwise dispose of any of the assets of the Company and the Co-Borrowers that are collateral under the Security Agreement or the Mortgage in the ordinary course of business free and clear of the security interest or mortgage lien created in favor of the Holders pursuant to the Security Agreement or the Mortgage. However, if the Company and/or any of the Co-Borrowers sell or otherwise dispose of any of the assets of the Company and the Co-Borrowers that are collateral under the Security Agreement or the Mortgage, other than Excluded Sales (as defined below), and if the aggregate amount of the net proceeds of such asset dispositions in any Note Year ("Net Proceeds") exceeds $1,000,000, then following the end of the Note Quarter in which the Net Proceeds first exceed $1,000,000 by $250,000 or more (or if the Note Quarter in question is the last Note Quarter of the Note Year, if the Net Proceeds first exceed $1,000,000 by any amount in such Note Quarter), the Company and the Co-Borrowers shall offer to redeem a Principal amount of the Notes then outstanding in an aggregate amount equal to one half of the amount by which the

          Net Proceeds during such Note Year exceed $1,000,000. In addition, in any subsequent Note Quarter where Net Proceeds during that Note Quarter and the preceding Note Quarter(s) equal or exceed $250,000, excluding any aggregate Net Proceeds respecting which a redemption offer was made for the Note Year pursuant to this Section 7(b)(or if the Note Quarter in question is the last Note Quarter of the Note Year, if there are any such Net Proceeds), the Company and the Co-Borrowers shall offer to redeem a Principal amount of the Notes then outstanding in an aggregate amount equal to one half of the amount by which the Net Proceeds during such Note Quarter(s) equal or exceed $250,000 (or in an aggregate amount equal to one half of the amount of the Net Proceeds during such Note Quarter(s) if the Note Quarter in question is the last Note Quarter of the Note Year), excluding any aggregate Net Proceeds respecting which the Company made a redemption offer pursuant to this Section 7(b). Each of these redemption offers is referred to as an "Optional Asset Related Redemption." Within fifteen (15) calendar days after the end of any Note Quarter during any given Note Year as to which the Company must make an offer relating to an Optional Asset Related Redemption, the Company shall deliver written notice of the Optional Asset Related Redemption to the Holder via facsimile and overnight courier (each, a "Notice of Optional Asset Related Redemption"), which Notice of Optional Asset Related Redemption shall specify the aggregate Principal amount of this Note that is redeemable pursuant to such Optional Asset Related Redemption and the Holder's pro rata share of such amount (which pro rata share shall be determined with reference to the aggregate Principal amount of the Notes outstanding on the date the Company delivers the Notice of Optional Asset Related Redemption). At any time during the period beginning upon the Holder's receipt of a Notice of Optional Asset Related Redemption and ending thirty (30) calendar days after receipt thereof, the Holder may elect to participate in an Optional Asset Related Redemption in an amount not less than the Holder's pro rata share of the aggregate Principal amount of this Note that is redeemable pursuant to such Optional Asset Related Redemption by delivering written notice to the Company (an "Optional Asset Redemption Notice"). An Optional Asset Redemption Notice may specify an amount greater than the Holder's pro rata share of the aggregate Principal amount of this Note that is redeemable pursuant to such Optional Asset Related Redemption. In such event, if any of the holders of the Other Notes do not elect to participate in the Optional Asset Related Redemption, then the Holder and the holders of the Other Notes who have elected to participate in the Optional Asset Related Redemption in amounts greater than their respective pro rata shares shall share, to the extent of their respective pro rata shares, the aggregate principal amount of the Other Notes subject to such Optional Asset Related Redemption that was not redeemed, subject to the maximum amount that the Holder specified in its Optional Asset Redemption Notice. "Excluded Sales" shall mean (i) sales or dispositions of assets that are reasonably promptly replaced with other assets that (A) have substantially comparable value and utility as the assets being replaced and (B) are added to the collateral under the Security Agreement, provided that the applicable requirements of
          Section 3(a)(x)(3) and (4) of the Security Agreement are satisfied; and (ii) any sale of the Company's headquarters building and any related real property. "Note Year" means the one-year period beginning on the date hereof and ending on the day preceding the first anniversary of this Note and each subsequent one-year period ending on the day preceding the respective anniversary of this Note. "Note Quarter" means each three-month period within the Note Year in question.

               (ii) The portion of this Note subject to redemption pursuant to
          Section 7(b)(i) shall be redeemed by the Company and the Co-Borrowers at a price equal to the Principal amount of this Note to be redeemed plus accrued interest (the "Optional Asset Redemption Price"). Redemptions pursuant to this Section 7(b) shall be made in accordance with the provisions of Section 11.

               (iii) At any time after the aggregate cumulative Net Proceeds from sales or dispositions of assets under this Section 7(b) following the First Closing Date (other than Excluded Sales, minus the aggregate principal amount of the Notes that was redeemable pursuant to any Optional Asset Related Redemptions (whether or not the Holders have elected to participate in any such Optional Asset Related Redemption), exceed $5,000,000, from the date of the sale or disposition that results in the aggregate cumulative Net Proceeds exceeding $5,000,000, the Company and the Co-Borrowers will not sell or dispose of any of the assets of the Company and the Co-Borrowers that are collateral under the Security Agreement or the Mortgage for sale proceeds in excess of $100,000 in a single transaction or series of related transactions without the prior express written consent of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes.

          (c) Restricted Cash Requirements. After the First Closing Date, and until the Second Closing Date if such shall occur, the Company shall promptly notify the holders of the Notes in the event that the Unrestricted Cash Balance is less than $32,500,000 as of any month end and provide the holders of the Notes with a notice within five (5) Business Days after the end of each month stating the Unrestricted Cash Balance as of such month end until such time as the Unrestricted Cash Balance exceeds $32,500,000; provided that if the First Closing proceeds released to the Company from escrow under the Escrow Agreement in respect of the principal amount of Notes are less than $15,000,000, then the dollar amounts set forth in this sentence shall be reduced by an amount equal to the product of 1.5 times the amount by which such proceeds are less than $15,000,000. After the Second Closing Date, the Company shall promptly notify the holders of the Notes in the event that Unrestricted Cash Balance is less than $45,000,000 as of any month end and provide the holders of the Notes with a notice within five (5) Business Days after the end of each month stating the Unrestricted Cash Balance as of such month end until such time as the Unrestricted Cash Balance exceeds $45,000,000, provided that if the sum of the First Closing proceeds released to the Company from escrow under the Escrow Agreement in respect of the principal amount of Notes and the Second Closing proceeds is less than $25,000,000, then the dollar amounts set forth in this sentence shall be reduced by an amount equal to the product of 1.5 times the amount by which such sum is less than $25,000,000.

          (d) Restriction on Redemption and Cash Dividends. Except as required under any contract, plan or arrangement identified in the SEC Documents, so long as any Notes are outstanding, the Company shall not, directly or indirectly, repurchase, redeem or declare or pay any cash dividend or distribution on the Common Stock without the prior express written consent of the Holders of Notes representing not less than two-thirds of the aggregate principal amount of the then outstanding Notes.

          (e) Form of Notices. The Company shall disclose the form and content of any Redemption Notice (as defined herein), Company Conversion Notice, Event of Default Notice or Change of Control Notice provided to the Holder and the holders of the Other Notes on a Current Report on Form 8-K within two (2) Business Days after delivering such notices.

          (f) Additional Covenants. So long as any Principal or interest is due on this Note and remains unpaid, the Company and the Co-Borrowers will, unless the Holder shall otherwise consent in writing:

               (i) furnish to the Holder: (A) as soon as possible and in any event within five (5) calendar days after the Company has delivered an Event of Default Notice, the written statement of the chief financial officer of the Company setting forth the details of such Event of Default and the action that the Company proposes to take with respect thereto and (B) provided the Holder has entered into a confidentiality agreement reasonably acceptable to the Company and the Co-Borrowers, promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or the Co-Borrowers as the Holder from time to time may reasonably request; and

               (ii) conduct the business of the Company and each Co-Borrower in compliance with laws, ordinances and regulations of any governmental entity, including, without limitation, timely paying all taxes and other governmental assessments and charges that are material in amount (other than those being contested in good faith for which the Company and its subsidiaries have set aside on their books provisions reasonably adequate for the payment of such amounts, as determined in accordance with United States generally accepted accounting principles), except for non-compliance that would not result, either individually or in the aggregate, in a Material Adverse Effect; and

               (iii) maintain and preserve all licenses, permits, approvals, authorizations and consents necessary to own, lease, and operate their properties and to conduct their respective businesses as currently being conducted, except where the failure to have such licenses, permits, approvals, authorizations and consents would not have, individually or in the aggregate, a Material Adverse Effect; and

               (iv) use their reasonable best efforts to ensure the financial statements of the Company and its subsidiaries filed with the Securities and Exchange Commission are prepared in accordance with United States generally accepted accounting principles and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries and their results of operations and cash flows as of, and for the periods covered by, such financial statements (subject, in the case of unaudited statements, to normal year-end audit adjustments); and

               (v) not make any advance or loan to any person, firm or corporation, except for (A) intercompany loans; (B) reasonable travel or business expenses advanced to the Company's or the Co-Borrowers' employees or independent contractors in the ordinary course of business; and (C) any advance or loan that would not have, individually or in the aggregate, a Material Adverse Effect; and

               (vi) use its reasonable best efforts to obtain and to maintain the listing and trading of the Common Stock, including the Conversion Shares, on the NYSE or the market or trading system, if any, on which shares of Common Stock are then listed or traded; and

               (vii) use its best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Exchange Act, and if the Exchange Act or the rules and regulations thereunder would permit the Company to terminate its status as an issuer required to file reports under the Exchange Act and the Company terminates such status, then the Company will nonetheless continue to use its best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Exchange Act as if the Company had not terminated its status; and

               (viii) not prepay any indebtedness subordinate to the indebtedness evidenced by this Note, except for trade payables incurred in the ordinary course of the Company's or the Co-Borrowers' business.

     (8) COMPANY'S RIGHT OF OPTIONAL REDEMPTION.

          (a) Optional Redemption. At any time from and after October 1, 2006, if the Conditions to Company Optional Redemption (as set forth in Section 8(d)) are satisfied or waived in writing by the Holder, the Company shall have the right (the "Company Optional Redemption") to require the Holder to submit for redemption all or any such portion of the Principal amount of this Note, which amount the Company shall designate in the Company Optional Redemption Notice (as defined herein), for an amount in cash equal to the Principal amount of this Note being redeemed pursuant to this Section 8 plus accrued Interest (the "Company Optional Redemption Price" and, together with the Event of Default Redemption Price, Optional Asset Redemption Price and the Change of Control Redemption Price, the "Redemption Price"). Any partial redemption hereunder shall be for an amount of not less than $2,000,000 in the aggregate for this Note and all the Other Notes then outstanding. The Company may exercise its right to require redemption under this Section 8(a) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes (the "Company Optional Redemption Notice" and, collectively with an Event of Default Redemption Notice, an Optional Asset Redemption Notice and a Change of Control Redemption Notice, "Redemption Notices" and, individually, each a "Redemption Notice"). The date the Company delivers a Company Optional Redemption Notice, as identified in such Company Optional Redemption Notice, is referred to as the "Company Optional Redemption Notice Date". The Company Optional Redemption Notice shall be irrevocable. During the ten (10) Trading Day period beginning on and including the Company Optional Redemption Notice Date and ending on and including the date which is ten (10) Trading Days after the Company Optional Redemption Notice Date, the Holder may exercise its conversion right pursuant to

     Section 3(a) and in accordance with the applicable provisions of Section 3(d), and, if not so exercised, thereafter the Holder may not exercise its conversion right pursuant to Section 3(a) prior to the Company Optional Redemption Date.

          (b) Pro Rata Redemption Requirement. If the Company elects to cause the redemption of this Note pursuant to Section 8(a) (or similar provisions under the Other Notes) with respect to less than all of the Principal amounts of the Notes then outstanding, then the Company shall redeem a Principal amount of each of the Notes equal to the product of (I) the principal amount of the Note in question as of the Company Optional Redemption Notice Date, multiplied by (II) a fraction, the numerator of which is the aggregate Principal amount of Notes that the Company has elected to redeem pursuant to Section 8(a) (or similar provisions under the Other Notes) and the denominator of which is the aggregate principal amount of the Notes held by all Holders as of the Company Optional Redemption Notice Date (such amount with respect to each Note is referred to as its "Pro Rata Redemption Amount").

          (c) The Company Optional Redemption Notice shall state (A) the Trading Day selected for the Company Optional Redemption in accordance with Section 8(a), which Trading Day shall be at least eleven (11) Business Days but not more than twenty (20) Business Days following the Company Optional Redemption Notice Date (the "Company Optional Redemption Date", with the period beginning on and including the Company Optional Redemption Notice Date and ending on the Business Day immediately prior to the Company Optional Redemption Date being referred to as the "Company Optional Redemption Measuring Period"), (B) the aggregate Principal amount of the Notes outstanding as of the Company Optional Redemption Notice Date that the Company has elected to redeem pursuant to this Section 8 (and analogous provisions under the Other Notes), (C) the Pro Rata Redemption Amount and
     (D) the Company Optional Redemption Price to be paid to the Holder of this Note as of the Company Optional Redemption Date. All Conversion Amounts converted by the Holder after delivery of the Company Optional Redemption Notice Date shall reduce the Principal amount of this Note required to be redeemed on the Company Optional Redemption Date. Redemptions required by this Section 8 shall be made in accordance with the provisions of Section
     11. Notwithstanding anything to the contrary in this Section 8, from, but not including, the Company Optional Redemption Date until the Company Optional Redemption Price (together with any interest thereon) is paid in full, the Pro Rata Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

          (d) Conditions to Company Optional Redemption. For purposes of this
     Section 8, "Conditions to Company Optional Redemption" means the following conditions: (i) on each day during the Company Optional Redemption Measuring Period and until the Company Optional Redemption Date, no Grace Period as defined in the Registration Rights Agreement shall be in effect and either (x) the Registration Statement required pursuant to the Registration Rights Agreement shall be effective and available for the sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws, (ii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statement required pursuant to the Registration Rights Agreement not to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration

     Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (iii) on each day during the Company Optional Redemption Measuring Period and until the Company Optional Redemption Date, the Common Stock is designated for quotation on the NYSE, the Nasdaq National Market, the Nasdaq SmallCap Market or the AMEX and shall not then be delisted or suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market then be threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iv) the Closing Price of the Common Stock has been at least 200% of the Conversion Price for each Trading Day in the twenty (20) consecutive Trading Day period immediately preceding, and not including, the Company Optional Redemption Notice Date;
     (v) to the knowledge of the Company, there is no Change of Control pending, and to the knowledge of the Company, there is no outstanding offer or proposal for a merger or other business combination involving the Company or any of its subsidiaries that the Company has reason to believe is likely to lead to a Change of Control; and (vi) during the period beginning on September 29, 2003 and ending on and including the date immediately preceding the Company Optional Redemption Date, there shall have been no Conversion Failure other than a Conversion Failure that the Company has cured by delivery of the required number of shares of Common Stock or a new Note (in accordance with Section 17(d)), as applicable, within five (5) Business Days after the applicable Holder Conversion Date or Company Conversion Date.

     (9) NONCIRCUMVENTION. The Company and the Co-Borrowers hereby covenant and agree that they will not, by amendment of their charter documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

     (10) RESERVATION OF AUTHORIZED SHARES.

          (a) Reservation. The Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock in accordance with
     Section 3.3 of the Securities Purchase Agreement. At no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by Section 3.3 of the Securities Purchase Agreement (the "Required Reserve Amount").

          (b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, the Company shall schedule a meeting of its shareholders for a date not more than sixty (60) calendar days after the occurrence of such Authorized Share Failure, which meeting shall be for the purpose of, among such other things as the Company may determine, obtaining shareholder approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement or information statement and shall use its best efforts to solicit its shareholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

     (11) HOLDER'S REDEMPTIONS.

          (a) Mechanics. If the Holder has sent a Redemption Notice to the Company pursuant to Section 4(b), Section 5(c) or Section 7(b), then the Holder shall promptly submit this Note to the Company. If the Company has delivered a Company Optional Redemption Notice to the Holder pursuant to
     Section 8 and the Holder has not exercised the Holder's conversion right pursuant to Section 3(a) during the ten (10) Trading Day period beginning on and including the Company Optional Redemption Notice Date and ending on and including the date which is ten (10) Trading Days after the Company Optional Redemption Notice Date, then immediately following this ten (10) Trading Day period the Holder shall promptly submit this Note to the Company. The Company shall deliver any applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice; provided that the Holder has delivered such Notice and this Note to the Company. The Company shall deliver any applicable Optional Asset Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Optional Asset Redemption Notice, provided that the Holder has delivered such Notice and this Note to the Company. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), then the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company's receipt of such notice otherwise. The Company shall deliver the applicable Company Optional Redemption Price to the Holder on the Company Optional Redemption Date; provided that the Holder has delivered this Note to the Company. In the event of a redemption of less than all of the Principal amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. If the Company and the Co-Borrowers do not pay the Redemption Price to the Holder within the time period required, then at any time thereafter and until the Company and the Co-Borrowers pay such unpaid Redemption Price in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly return to the Holder this Note, if the Holder requested redemption of this Note in whole, or, if only part of this Note was to be redeemed, a new Note (in accordance with Section 17(d)) representing the Principal amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Principal amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Principal amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's and the Co-Borrowers' obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

          (b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4 (b), Section 5(c) or Section 7(b) or the delivery to the holders of the Other Notes of a Company Optional Redemption Notice or similar notice based on events or occurrences substantially similar to the events or occurrences described in Section 8 (each, an "Other Redemption Notice"), the Company shall immediately forward to the Holder by facsimile a copy of such notice (other than the Company Optional Redemption Notice). If the Company receives or delivers, as the case may be, a Redemption Notice and one or more Other Redemption Notices during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice or the Company's delivery of the Company Optional Redemption Notice, as the case may be, and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice or the Company's delivery of the Company Optional Redemption Notice, as the case may be, and the Company and the Co-Borrowers are unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received or delivered, as the case may be, during such seven (7) Business Day period, then the Company and the Co-Borrowers shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received or delivered, as the case may be, during such seven (7) Business Day period.

     (12) SECURITY. Subject to the terms of the Securities Purchase Agreement and the Escrow Agreement, to secure the payment and performance of the Company's and the Co-Borrowers' debts, obligations and liabilities pursuant to this Note, the Company and the Co-Borrowers have granted pursuant to the Security Agreement a security interest in certain of their assets existing on September 29, 2003 and identified in the Security Agreement and Skyway has, pursuant to the Mortgage, mortgaged the real property described therein.

     (13) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Wisconsin Business Corporation Law, and as expressly provided in this Note.

     (14) RANK. Payments of Principal and Interest and other payments due under this Note (a) shall rank pari passu with all Other Notes, and (b) shall be senior to all other existing and any future subordinated debt of the Company and the Co-Borrowers.

     (15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote, at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of Notes representing not less than two-thirds of the aggregate Principal amount of the then outstanding Notes shall be required for any change or amendment to this Note or the Other Notes. Such affirmative vote of the Holders of Notes representing not less than two-thirds of the aggregate Principal amount of the then outstanding Notes shall be binding on all Holders of Notes, including the Holder of this Note, even if such Holder or Holders did not vote affirmatively for any such change or amendment (other than with respect to any change or amendment respecting the Interest Rate, the Maturity Date or the Conversion Price, which provisions may not be changed or amended with respect to any Holder without the written consent of such Holder).

     (16) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company and the Co-Borrowers in whole. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company and the Co-Borrowers in part only if the transferee will receive a Note that has a principal amount of at least $100,000 and the transferor will retain a Note that has a Principal amount of at least $100,000, subject only to the provisions of Sections 2.7 and 5.3 of the Securities Purchase Agreement and the other provisions of this Note.

     (17) REISSUANCE OF THIS NOTE.

          (a) Transfer. If this Note is to be transferred, then the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of
     Section 3(d)(iv) and this Section 17(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

          (b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

          (c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

          (d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding or, in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder, which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes, (iii) shall have an issuance date, as indicated on the face of such new Note, that is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall include accrued and unpaid Interest and Late Charges on the Principal portion of this Note evidenced by such new Note, from the Issuance Date of this Note.

     (18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities Purchase Agreement, the Security Agreement, the Mortgage, the Escrow Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company or the Co-Borrowers to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company or the Co-Borrowers (or the performance thereof). The Company and the Co-Borrower acknowledge that a breach by them of their obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company and the Co-Borrowers therefore agree that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or any of the Co-Borrowers or other proceedings affecting the rights of the Company's or any of the Co-Borrowers' creditors and involving a claim under this Note, then the Company and the Co-Borrowers shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys' fees and disbursements.

     (20) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company, the Co-Borrowers and all the Investors (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

     (21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     (22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Holder Conversion Notice or Company Conversion Notice, as applicable, or Redemption Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Conversion Rate within five (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within three (3) Business Days, submit via facsimile (a) the disputed determination of the Closing Price of the Common Stock to an independent, reputable investment bank selected by the Company or
(b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to a reputable accounting firm selected by the Company. In each case, the investment bank or accounting firm selected by the Company is subject to the approval of the Holder, which approval shall not be unreasonably withheld; provided, however, that in connection with a dispute involving or potentially involving the Note and at least one of the Other Notes, if the Holders of Notes representing not less than two-thirds of the aggregate outstanding Principal amount of the then outstanding Notes whose Holders are party to such dispute approve the selection of a particular investment bank or accounting firm, then such selection shall be deemed approved by all the Holders subject to or potentially subject to such dispute. The Company, at the Company's expense, shall use reasonable efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties (including without limitation all the Holders subject to or potentially subject to such dispute) absent demonstrable error, and all costs, fees and expenses of such determinations and calculations by such investment bank or accountants shall be borne by the Company.

     (23) NOTICES; PAYMENTS.

          (a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 10.6 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) within ten (10) Business Days upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and
     (ii) at least ten (10) calendar days prior to the date on which the Company closes its books or sets a record date (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

     Notwithstanding the foregoing, Section 4.12 of the Securities Purchase Agreement shall apply to all notices given pursuant to this Note.

          (b) Payments. Whenever any payment of cash is to be made by the Company and the Co-Borrowers to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Investors, shall initially be as set forth on the Schedule of Investors, attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

     (24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

     (25) WAIVER OF NOTICE. To the extent permitted by law, the Company and the Co-Borrowers hereby waive demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

     (26) GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

          (a) This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York (except as it relates to corporate law involving the Company or one of its subsidiaries, in which case it will be governed by the internal laws of the applicable state of incorporation or formation of the Company or such subsidiary), without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

          (b) Notwithstanding anything to the contrary in this Note or any other agreement between any of the Company, any Co-Borrower and the Holder prior to the date hereof, each of the Company, each Co-Borrower and the Holder, to the extent it may do so under applicable law, for purposes hereof, hereby (i) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York, Borough of Manhattan, and to the non-exclusive jurisdiction of the U.S. District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Note, the subject matter hereof or any of the transactions contemplated hereby brought by any of the Company, the Co-Borrowers and the Holder, or their successors or any permitted and registered assign; (ii) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Note or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts; provided that nothing in this paragraph shall be construed as a waiver by any of the Company, the Co-Borrowers and the Holder of any right to seek to remove any such suit, action or proceeding from a state court to a federal court or from a federal court to a state court; and (iii) irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such person at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in this paragraph shall be deemed to limit in any way any right to serve process in any manner permitted by law.

          (c) EACH OF THE COMPANY, THE CO-BORROWERS AND THE HOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

     (27) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

          (a) "AMEX" means the American Stock Exchange.

          (b) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          (c) "Closing Price" means, for any security as of any date, the closing price for such security on the NYSE (the "Principal Market") as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing price, then the last trade price of such security prior to 4:00 p.m., Eastern Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly, the National Quotation Bureau, Inc.). If the Closing Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to
     Section 24. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

          (d) "Convertible Securities" shall mean evidences of indebtedness, Shares or other securities that are convertible into or exchangeable or exercisable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event (excluding the Company's preferred share purchase rights issued pursuant to that certain Rights Agreement, dated February 14, 1996, as amended, between the Company and American Stock Transfer & Trust Company, as successor in interest to U.S. Bank National Association (successor in interest to Firstar Trust Company) and any similar share purchase rights that the Company might authorize and issue in the future).

          (e) "Escrow Agreement" means that certain escrow agreement by and among the Company, the Co-Borrowers and the Investors entered into on September 29, 2003.

          (f) "Mortgage" means the Mortgage, dated September 29, 2003, by Skyway to the Mortgagee (as defined therein), as agent for the benefit of the Holders of the Notes, pursuant to which Skyway has mortgaged its headquarters facility as collateral for the Notes.

          (g) "NYSE" means the New York Stock Exchange.

          (h) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof (collectively, "Persons").

          (i) "Registration Rights Agreement" means that certain registration rights agreement between the Company and the Investors relating to the registration of the resale of the shares of Common Stock issuable upon conversion of the Notes.

          (j) "SEC" means the United States Securities and Exchange Commission.

          (k) "Securities Purchase Agreement" means that certain securities purchase agreement by and among the Company, the Co-Borrowers and the Investors pursuant to which the Company and the Co-Borrowers issued the Notes.

          (l) "Security Agreement" means that certain Security Agreement between the Company, the Co-Borrowers and the Collateral Agent (as defined therein), as agent for the benefit of the Holders of the Notes, pursuant to which the Company and the Co-Borrowers pledged certain of their assets existing on September 29, 2003 and identified therein as collateral for the Notes.

          (m) "Shares" of any Person shall include any and all shares of capital stock, partnership interests, membership interests, or other shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person.

          (n) "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities (excluding the Company's preferred share purchase rights issued pursuant to that certain Rights Agreement, dated February 14, 1996, as amended, between the Company and American Stock Transfer & Trust Company, as successor in interest to U.S. Bank National Association (successor in interest to Firstar Trust Company) and any similar share purchase rights that the Company might authorize and issue in the future), either immediately or upon the arrival of a specified date or the happening of a specified event.

          (o) "Trading Day" means any day on which the Common Stock is traded on the Principal Market or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City
     Time).

          (p) "Transfer Agent" means American Stock Transfer & Trust Company, the transfer agent of the Common Stock.

                                     ******

     IN WITNESS WHEREOF, the Company and the Co-Borrowers have caused this Note to be duly executed as of the Issuance Date of this Note set out above.


                               MIDWEST EXPRESS HOLDINGS, INC.


                               By:
                                    --------------------------------------------
                                    Name:  Robert S. Bahlman
                                    Title:    Senior Vice President and
                                                 Chief Financial Officer



                               MIDWEST AIRLINES, INC.


                               By:
                                    --------------------------------------------
                                    Name:  Robert S. Bahlman
                                    Title:    Chief Financial Officer



                               SKYWAY AIRLINES, INC.


                               By:
                                    --------------------------------------------
                                    Name:  Robert S. Bahlman
                                    Title:    Chief Financial Officer



                               YX PROPERTIES, LLC


                               By:
                                    --------------------------------------------
                                    Name:  Robert S. Bahlman
                                    Title:    President

                                                                       EXHIBIT I


                         MIDWEST EXPRESS HOLDINGS, INC.
                            HOLDER CONVERSION NOTICE

     Reference is made to the Convertible Senior Secured Note (the "Note") issued to the undersigned by Midwest Express Holdings, Inc. (the "Company"), Midwest Airlines, Inc., a Wisconsin corporation and wholly-owned subsidiary of the Company, Skyway Airlines, Inc., a Delaware corporation and wholly-owned subsidiary of Midwest Airlines, YX Properties, LLC, a Nebraska limited liability company and an indirect subsidiary of the Company, pursuant to that that certain Securities Purchase Agreement, dated as of September 29, 2003. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) indicated below into shares of common stock, par value $.0l per share (the "Common Stock"), of the Company, as of the date specified below.

     Date of conversion:
                        --------------------------------------------------------

     Aggregate Conversion Amount to be converted:
                                                 -------------------------------

Please provide or confirm the following information:

     Conversion Price:
                      ----------------------------------------------------------

     Number of shares of Common Stock to be issued:
                                                   -----------------------------

     Number of shares of Common Stock beneficially owned prior
     to conversion:
                   -------------------------------------------------------------

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

     Issue to:
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Facsimile Number:
                      ----------------------------------------------------------

     Authorization:
                   -------------------------------------------------------------

          By:
             -------------------------------------------------------------------

          Title:
                ----------------------------------------------------------------

Dated:
      --------------------------------------------------------------------------

     Account Number:
                    -----------------------------------
                    (if electronic book entry transfer)

     Transaction Code Number:
                              -----------------------------------
                              (if electronic book entry transfer)

                                 ACKNOWLEDGMENT

     The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions, dated September 29, 2003, from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

                                MIDWEST EXPRESS HOLDINGS, INC.



                                By:__________________________________

                                Name:____________________________

                                Title: ____________________________